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                                                                   EXHIBIT 10.1

                          PURCHASE AND SALE AGREEMENT


This PURCHASE AND SALE AGREEMENT ("Agreement") is entered into as of the 30th day of April, 2002, by and among SHOLODGE, INC., a Tennessee corporation ("ShoLodge"), GUESTHOUSE FRANCHISE SYSTEMS, LLC, a Tennessee limited liability company ("Purchaser"), and SUBURBAN FRANCHISE HOLDING COMPANY, LLC, a Georgia limited liability company ("Seller").

WHEREAS, Seller, as purchaser, is in the process of entering into a certain Purchase and Sale Agreement ("Purchase and Sale Agreement") which will be dated May 1, 2002, with INTOWN HOLDING COMPANY, L.L.C., a Georgia limited liability company ("Holding"), INTOWN SUITES MANAGEMENT, INC., a Georgia corporation ("Parent"), and SUBURBAN LODGES OF AMERICA, INC., a Georgia corporation ("SLA"), together, as sellers, pursuant to which, and upon the closing of a merger with SLA pursuant to a certain Agreement and Plan of Merger dated January 29, 2002 ("Merger Agreement"), Seller expects to be able to acquire all of the capital stock of GUESTHOUSE INTERNATIONAL FRANCHISE SYSTEMS, INC., a Georgia corporation ("Company"); and

WHEREAS, based upon representations of Holding, Parent and SLA, (i) Company presently has outstanding a single class of common stock, all of which presently are owned by SLA and all of which are expected to be acquired pursuant to the Merger Agreement, and (ii) such shares of common stock are the only issued and outstanding capital stock of the Company; and

WHEREAS, Seller expects to close the acquisition of one thousand (1,000) shares of common stock, par value $0.01 per share of the Company ("GHI Shares") pursuant to the Purchase and Sale Agreement on or about May 1, 2002; and

WHEREAS, ShoLodge has formed Purchaser as a single-member Tennessee limited liability company for the purpose of acquiring from Seller all of the GHI Shares, which will then become Company's sole stockholder; and

WHEREAS, subject only to the successful closing of such merger and the successful acquisition by Seller of all of the GHI Shares pursuant to the Purchase and Sale Agreement and the satisfaction or waiver of all of the other conditions specifically provided for in this Agreement, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the GHI Shares on the terms and subject to the conditions set forth herein.

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

Preamble; Conceptual Agreement. Seller and ShoLodge entered into a certain letter of intent agreement ("Letter of Intent") dated April 8, 2002 (and accepted by Seller on April 10, 2002), with regard to the subject matter of this Agreement. Seller, Purchaser and ShoLodge hereby agree that the Letter of Intent is hereby terminated, and it shall be replaced by this Agreement in all respects. Purchaser and Seller acknowledge, confirm and agree that Purchaser has completed all aspects of its due diligence investigation as provided for in the Letter of Intent.

Section 1.        Purchase of Shares.

         1.1 Purchase of Shares. Subject to the terms and conditions set forth herein, at the Closing (as hereinafter defined) Seller shall sell all of the GHI Shares to Purchaser, and ShoLodge shall cause Purchaser to purchase all of the GHI Shares from Seller, said GHI Shares constituting one hundred percent (100%) of all of the issued and outstanding capital stock of the Company as of


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the date of the Closing (as hereinafter defined). In connection therewith,
Seller will deliver to Purchaser the following:

                  1.1.1 Certificate representing all of the GHI Shares, duly endorsed in blank (or accompanied by executed stock powers duly endorsed in blank);

                  1.1.2 Evidence satisfactory to Purchaser, in Purchaser's reasonable discretion, that the "Third Anniversary Payment" as described in that certain Agreement for Purchase and Sale of Assets dated as of April 16, 1999, among SLA, the Company and GuestHouse International LLC, as amended, has been paid in full; and

                  1.1.3 A certificate executed by Seller representing and warranting to Purchaser that each of Seller's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing (as hereinafter defined).

                  1.1.4 Such other documents as shall be reasonably required by Purchaser in order to fully conclude the transaction as described in this Agreement.

         1.2      Purchase Price. The purchase price ("Purchase Price") shall be
(a) One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) and shall be paid in full in current federal funds at the Closing (as hereinafter defined), plus (b) One Million Four Hundred Fifty Thousand and No/100 Dollars ($1,450,000.00) which shall be paid in full in current federal funds at the Closing (as hereinafter defined).

         1.3      Financial Understandings.

         (a) Notwithstanding anything to the contrary contained herein, all revenues which the Company has fully earned and is entitled to receive, but has not received, up to (but not including) the date of the Closing (as hereinafter defined) ("Pre-Closing Accounts Receivable") shall be the entitlement of the Company. The Seller shall have no further rights with regard to the Pre-Closing Accounts Receivable. Any payment of a Pre-Closing Accounts Receivable made to Seller after Closing (as hereinafter defined) will be forwarded promptly to the Company, and Seller shall use its diligent efforts to cause any Pre-Closing Accounts Receivable paid to Holding, Parent or SLA after Closing (as hereinafter defined) to also be forwarded promptly to the Company. All operating expenses incurred by the Company and all law suits filed against the Company up to (but not including) the date of the Closing (as hereinafter defined), including, without limitation, all liability for income taxes for 2002 attributable to the time period from January 1, 2002 up to (but not including) the date of the Closing (as hereinafter defined) with regard to the Company ("Pre-Closing Expenses"), shall be the responsibility of Seller, and Seller hereby agrees to indemnify Purchaser with respect thereto. All revenues which the Company fully earns and becomes entitled to receive on and subsequent to the date of the Closing (as hereinafter defined) ("Post-Closing Accounts Receivable") shall be the entitlement of the Company. Any payment of a Post-Closing Accounts Receivable made to Seller after Closing (as hereinafter defined) will be forwarded promptly to the Company, and Seller shall use its diligent efforts to cause any Post-Closing Accounts Receivable paid to Holding, Parent or SLA after Closing (as hereinafter defined) to also be forwarded promptly to the Company. All operating expenses incurred by the Company subsequent to the date of the Closing (as hereinafter defined) ("Post-Closing Expenses") shall be the responsibility of the Company. Notwithstanding anything to the contrary contained in this Section 1.3, it is acknowledged by Seller and Purchaser that royalty payments are payable to the Company monthly in advance, and, accordingly, all such royalty payments received by the Company for the month in which the Closing (as hereinafter defined) occurs shall be prorated between Seller and Purchaser as of the date of Closing (as hereinafter defined).


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         (b)      Seller agrees to cause the sellers under the Purchase and Sale
Agreement to pay, on or before the date of the Closing (as hereinafter defined), all Pre-Closing Expenses; provided, however, that with regard to those Pre-Closing Expenses as to which bills or statements have not been received on or before the date of the Closing (as hereinafter defined), Seller agrees to pay or cause to be paid all such Pre-Closing Expenses within fifteen (15) business days (each a "Payment Period") following Seller's receipt of such bills or statements; provided, that Seller may dispute any bill or statement by providing written notice to the Purchaser prior to the expiration of the applicable
Payment Period, in which case, Seller shall not be obligated to pay such Pre-Closing Expense until the final resolution of such dispute; provided, further, that Seller shall not be obligated to pay any Pre-Closing Expense: (i) to the extent that a bill or statement relating to such Pre-Closing Expense is delivered to Seller after the one year anniversary of the Closing (as hereinafter defined), or (ii) to the extent that a bill or statement related to any Tax Liability (as hereinafter defined) is delivered after the four year anniversary of the Closing (as hereinafter defined). For purposes of this Agreement, "Tax Liability" includes any liability for state or federal income taxes for 2002 attributable to the time period from January 1, 2002, up to (but not including) the date of Closing (as hereinafter defined) and shall be based on actual results rather than a percentage of the calendar year. As a condition to paying any bill or statement related to a Tax Liability, Seller shall have the opportunity to review and comment on any new or amended state or federal tax return related to such Tax Liability.

         (c)      Notwithstanding anything to the contrary contained in this
Section 1.3, any tax effects to the Company resulting from or attributable to the transfer of assets, assumption of liabilities and/or forgiveness of indebtedness occurring prior to or simultaneously with the Closing (as hereinafter defined) shall be the responsibility of the sellers under the Purchase and Sale Agreement.

         (d)      The aforesaid rights and obligations as stated in this Section
1.3 shall survive the Closing (as hereinafter defined).

         1.4 Closing Deliveries by Purchaser. At the Closing (as hereinafter defined), ShoLodge shall deliver or shall cause Purchaser to deliver to Seller the following:

                  1.4.1    The full amount of the Purchase Price; and

                  1.4.2 A certificate executed by ShoLodge representing and warranting to Seller that each of ShoLodge's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing (as hereinafter defined), and a certificate executed by Purchaser representing and warranting to Seller that each of Purchaser's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing (as hereinafter defined).

Section 2. Representations and Warranties of Seller. As a material inducement to Purchaser to enter into this Agreement and purchase the GHI Shares, Seller represents and warrants that:

        2.1 Organization; Power. Seller is a limited liability company duly formed and validly existing under the laws of the State of Georgia and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.

        2.2 Authorization. The execution, delivery, and performance by Seller of this Agreement and all other agreements contemplated hereby to which Seller is a party have been duly and validly authorized by all necessary action of Seller, and this Agreement and each such other agreement, when executed and delivered by the parties thereto, will constitute the legal, valid, and binding obligation of Seller enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, and similar statutes affecting creditors' rights generally and judicial limits on equitable remedies.


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         2.3      No Conflict with Other Instruments or Agreements. The
execution, delivery, and performance by Seller of this Agreement and all other agreements contemplated hereby to which Seller is a party will not result in a breach or violation of, or constitute a default under, its Articles of Organization or Operating Agreement or any other material agreement to which Seller is a party or by which Seller is bound.

         2.4 Brokers or Finders. Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         2.5 Governmental Authorities. Seller is not required to submit any notice, report, or other filing with any governmental or regulatory authority in connection with the execution and delivery by Seller of this Agreement and the consummation of the purchase, and no consent, approval, or authorization of any governmental or regulatory authority is required to be obtained by Seller or any affiliate in connection with Seller's execution, delivery, and performance of this Agreement and the consummation of this sale.

         2.6 Litigation. There are no actions, suits, proceedings, or governmental investigations or inquiries pending or, to the best of the knowledge of Seller, after diligent inquiry, threatened against Seller or its properties, assets, operations, or businesses that might delay, prevent, or hinder the consummation of this sale.

         2.7 Organization; Power and Authorization. The Company is a corporation validly existing and in good standing under the laws of the State of Georgia. To the Seller's knowledge, the copies of the bylaws of the Company which have been furnished to the Purchaser's counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete in all particulars.

         2.8 Company Capital Stock and Related Matters. The authorized capital stock of the Company consists of 100,000 shares of common stock, 1,000 of which are issued and outstanding and, as of the time of the Closing (as hereinafter defined), shall be owned, beneficially, by Seller, and no other stock of the Company is issued and outstanding. The Company does not have outstanding and has not agreed, orally or in writing, to issue any stock or securities convertible into or exchangeable for any shares of its stock, nor does it have outstanding nor has it agreed, orally or in writing, to issue any options or rights to purchase or otherwise acquire its stock. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its stock. All of the outstanding shares of the Company's capital stock are validly issued, fully paid, and non-assessable. At the time of the Closing (as hereinafter defined), Seller shall have good and marketable title to the GHI Shares, free and clear of all security interests, liens, encumbrances, options, warrants, voting trusts, voting agreements or proxies.

         The aforesaid representations and warranties of Seller as stated in this Section 2 shall survive the Closing (as hereinafter defined) for a period of one year from and after the date of Closing (as hereinafter defined).

Section 3. Representations and Warranties of Purchaser. As a material inducement to Seller to enter into this Agreement and to sell the GHI Shares, ShoLodge and Purchaser hereby represent and warrant to Seller as follows:

         3.1 Organization; Power. ShoLodge is a corporation duly incorporated and validly existing under the laws of the State of Tennessee, and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder, and Purchaser a limited liability company


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duly formed and validly existing under the laws of the State of Tennessee, and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.

         3.2 Authorization. The execution, delivery, and performance by ShoLodge and Purchaser of this Agreement and all other agreements contemplated hereby to which ShoLodge and Purchaser are parties have been duly and validly authorized by all necessary action of ShoLodge and Purchaser, respectively, and this Agreement and each such other agreement, when executed and delivered by the parties thereto, will constitute the legal, valid, and binding obligation of ShoLodge and Purchaser enforceable against them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, and similar statutes affecting creditors' rights generally and judicial limits on equitable remedies.

         3.3 No Conflict with Other Instruments or Agreements. The execution, delivery, and performance by ShoLodge and Purchaser of this Agreement and all other agreements contemplated hereby to which ShoLodge and/or Purchaser are parties will not result in a breach or violation of, or constitute a default under, ShoLodge's Articles of Incorporation or By-laws and, as to Purchaser, its Articles of Organization or Operating Agreement, or any other material agreement to which ShoLodge or Purchaser is a party or by which ShoLodge or Purchaser is bound.

         3.4 Governmental Authorities. Neither ShoLodge nor Purchaser is required to submit any notice, report, or other filing with any governmental or regulatory authority in connection with the execution and delivery by ShoLodge and Purchaser of this Agreement and the consummation of the purchase, and no consent, approval, or authorization of any governmental or regulatory authority is required to be obtained by ShoLodge or Purchaser or any affiliate of either in connection with the execution, delivery, and performance of this Agreement by ShoLodge and Purchaser and the consummation of this purchase.

         3.5 Litigation. There are no actions, suits, proceedings, or governmental investigations or inquiries pending or, to the best of the knowledge of ShoLodge and Purchaser, after diligent inquiry, threatened against either ShoLodge or Purchaser or their respective properties, assets, operations, or businesses that might delay, prevent, or hinder the consummation of this purchase.

         3.6 Investment Representations. Purchaser is acquiring the GHI Shares for its own account for purposes of investment and not with a view to distribution thereof within the meaning of the Securities Act of 1933, as amended.

         3.7 Brokers or Finders. Neither ShoLodge nor Purchaser nor their respective agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

Section 4. Conduct of Company's Business Pending the Closing. From the date hereof until the Closing (as hereinafter defined), and except as otherwise consented to or approved by Purchaser, Seller shall endeavor to cause the Company to operate its business in the ordinary course in accordance with the reasonable judgment of its management diligently and in good faith, consistent with past management practices, and will endeavor to cause the Company to continue to use its reasonable efforts to preserve its present relationships with persons having business dealings with it and to refrain from any extraordinary transactions.

Section 5. Covenants of Seller. Seller covenants and agrees with Purchaser as follows:

         5.1 Satisfaction of Conditions. Seller shall endeavor to cause the conditions set forth in Section 7 to be satisfied.


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         5.2      Access and Supplemental Information. From time to time prior to the Closing (as hereinafter defined), Seller will afford Purchaser access to such information as is available to Seller (subject to the execution of confidentiality agreements acceptable to Seller) with regard to Company, its properties, contracts, books and records, and all other relevant documents and data, and if and when Holding, Parent and SLA provides to the Seller supplemental information regarding the Company, Seller shall promptly provide to Purchaser copies of such information.

         5.3 Non-Disclosure. Except as and to the extent required by law, without the prior written consent of Purchaser, Seller will not, and Seller will direct its representatives not to, make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between Seller and Purchaser or any of the terms, conditions, or other aspects of the transaction contemplated hereby. If Seller is required by law to make any such disclosure, it must first provide to Purchaser the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

         5.4 No Solicitation. Until the Closing (as hereinafter defined) or termination pursuant to Section 10 of this Agreement, neither Seller nor any of its officers, employees, or agents shall, directly or indirectly, encourage, solicit, initiate, or enter into any discussions or negotiations concerning any disposition of any of the capital stock or all or substantially all of the assets of the Company (other than pursuant to the Merger Agreement, the Purchase and Sale Agreement and this Agreement), or any proposal therefor, or furnish or cause to be furnished any information concerning the Company to any party in connection with any transaction involving the acquisition of the capital stock or assets of the Company by any person or entity other than Purchaser or Holding, Parent and SLA under the Merger Agreement and the Purchase and Sale Agreement. Seller will immediately notify Purchaser regarding any contact between Seller or its representatives and any other person regarding any such offer or proposal or any related inquiry which Seller, in its discretion, shall consider to be a serious inquiry.

         5.5 Delivery of Documents at the Closing. Seller will deliver to Purchaser at Closing (as hereinafter defined) the following:

                  5.5.1 The documents which Seller is required to deliver to Purchaser pursuant to Section 1.1 hereof;

                  5.5.2 Certified resolutions by the Membership Committee of Holding and by the board of directors of Parent and SLA authorizing the consummation of the transaction described in the Purchase and Sale Agreement and the execution of all documents relative thereto;

                  5.5.3 The corporate charter and all amendments thereto and restatements thereof of the Company certified by the official having custody over corporate records in the jurisdiction of incorporation of the corporation in question;

                  5.5.4 The current bylaws and minutes of all meetings and consents of shareholders and directors of the Company;

                  5.5.5 Each certificate of qualification to do business as to the Company;

                  5.5.6    All stock transaction records of the Company;

                  5.5.7 Properly executed resignations of all of the officers and directors of the Company;


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                  5.5.8    A certificate of the Secretary or Assistant Secretary
of the Company as to the accuracy, currency, and completeness of each of the above documents, the incumbency and signatures of officers of the Company, the absence of any amendment to the charter documents of the Company, and the absence of any proceeding for dissolution or liquidation of the Company; and

                  5.5.9 To the extent received from Holding, Parent and SLA (and Seller shall exercise diligent efforts to receive from Holding, Parent and SLA), all of the Company's franchise agreements and files related thereto, including, without limitation, franchise offering materials and state registration materials and all files relating to such materials and all books and records relating to the "Advertising Fund" as defined in such franchise agreements, reflecting all deposits therein and expenditures therefrom, and the intellectual property documentation of the Company, including, without limitation, documents relating to trademarks, service marks and logos.

         5.6 Actions At or After the Closing. Upon the reasonable request of any party hereto contemporaneously with or subsequent to the Closing (as hereinafter defined) (with the provisions of this Section 5.6 surviving the Closing [as hereinafter defined]), any other party will take all action and will execute all documents and instruments necessary or desirable to consummate and give effect to this purchase. These include, by way of illustration and not by way of limitation, the following:

                  5.6.1 The delivery of all corporate books and records of the Company not delivered at Closing (as hereinafter defined) pursuant to
Section 5.5 above; and

                  5.6.2 Issues relating to treatment of confidential proprietary information obtained in the acquisition or due diligence process.

         5.7 News Releases. Seller agrees that it will not issue or approve a news release or other announcement concerning this transaction or any matter which is related to this Agreement or this purchase without the prior approval of Purchaser as to the contents of the announcement and its release, which approval will not be unreasonably withheld. The provisions of this Section 5.7 shall survive the Closing (as hereinafter defined).

         5.8 Indemnifications of Purchaser. Seller shall indemnify Purchaser and ShoLodge with regard to any commissions relating to the purchase of the GHI Shares by Purchaser from Seller asserted by any party claiming by, through or under Seller, including, without limitation, all costs, expenses, legal fees, investigative expenses, expert witness expenses and court costs directly related thereto. The provisions of this Section 5.8 shall survive the Closing (as hereinafter defined) or any termination of this Agreement.

Section 6. Covenants of ShoLodge and Purchaser. ShoLodge and Purchaser covenant and agree with Seller as follows:

         6.1 Satisfaction of Conditions. ShoLodge shall cause Purchaser to endeavor to cause the conditions set forth in Section 8 to be satisfied.

         6.2 Indemnifications of Seller. ShoLodge and Purchaser shall indemnify Seller with regard to any commissions relating to the purchase of the GHI Shares by Purchaser from Seller asserted by any party claiming by, through or under ShoLodge or Purchaser, including, without limitation, all costs, expenses, legal fees, investigative expenses, expert witness expenses and court costs directly related thereto. The provisions of this Section 6.2 shall survive the Closing (as hereinafter defined) or any termination of this Agreement.

         6.3 Satisfaction of Due Diligence. As of the date of this Agreement ShoLodge and Purchaser affirm that they have satisfied themselves with all of their due diligence inquiries and


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investigations regarding the Company and the assets of the Company, as contemplated in the Letter of Intent.

         6.4 Non-Disclosure. Except as and to the extent required by law, without the prior written consent of Seller, ShoLodge and Purchaser will not, and ShoLodge and Purchaser will direct their respective representatives not to, make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between Seller and Purchaser or any of the terms, conditions, or other aspects of the transaction contemplated hereby. If ShoLodge or Purchaser is required by law to make any such disclosure, it must first provide to Seller the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

         6.5 Confidentiality. Except as and to the extent required by law, neither ShoLodge nor Purchaser will disclose or use, and they will direct their respective representatives not to disclose or use to the detriment of Seller or Company, any Confidential Information (as defined below) with respect to Company furnished, or to be furnished, by either Seller, Company, or their respective representatives to ShoLodge or Purchaser or their respective representatives at any time or in any manner. For purposes of this Section, "Confidential Information" means any information about Company and received by or through Seller, unless (i) such information is already known to ShoLodge or Purchaser or their respective representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of ShoLodge or Purchaser or their respective representatives, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transaction contemplated herein, or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Upon the written request of Seller, ShoLodge and Purchaser will promptly return to Seller or destroy any Confidential Information in their possession and certify in writing to Seller that they have done so.

         6.6 News Releases. ShoLodge and Purchaser agree that they will not issue or approve a news release or other announcement concerning this transaction or any matter which is related to this Agreement or this purchase without the prior approval of Seller as to the contents of the announcement and its release, which approval will not be unreasonably withheld. The provisions of this Section 6.6 shall survive the Closing (as hereinafter defined).

Section 7. Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser under this Agreement are subject to the satisfaction, at or before the Closing (as hereinafter defined), of each of the following conditions:

         7.1 Representations and Warranties; Performance. Each of the representations and warranties made by Seller herein will be true and correct in all material respects as of the Closing (as hereinafter defined) with the same effect as though made at that time except for changes contemplated, permitted, or required by this Agreement; Seller will have performed and complied with all material agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing (as hereinafter defined); Purchaser will have received, at the Closing (as hereinafter defined), a certificate of Seller, signed by a Manager of Seller, stating that each of the representations and warranties made by Seller herein is true and correct in all material respects as of the Closing (as hereinafter defined), except for changes contemplated, permitted, or required by this Agreement and that Seller has performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by Seller prior to Closing (as hereinafter defined).


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         7.2      Acquisition of the Capital Stock of the Company by Seller.
Seller shall have acquired all of the capital stock of the Company pursuant to the Purchase and Sale Agreement on or before June 30, 2002.

         7.3 Legal Opinion. Purchaser will have received an opinion of McRae & Bisbee, LLP, in form and content reasonably acceptable to Purchaser and its legal counsel, to the effect: (i) that the execution, delivery, and performance of this Agreement and all other agreements contemplated hereby to which Seller is a party have been duly authorized by Seller; (ii) that this Agreement and each other agreement contemplated hereby, when executed and delivered by the parties thereto, will constitute the legal, valid, and binding obligation of the Seller, enforceable against Seller in accordance with its terms except as the enforceability thereof may be limited by the application of bankruptcy, insolvency, moratorium, or similar laws affecting the rights of creditors generally or judicial limits on the right of specific performance.

         7.4 Corporate Action. Seller will have furnished to Purchaser a copy, certified by a Manager of Seller, of the respective resolutions of Seller authorizing the execution, delivery, and performance of this Agreement.

         7.5 Material Change. From the date of this Agreement to the Closing (as hereinafter defined), the Company shall not have suffered any material adverse change in its business prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent, or otherwise), or operations.

         7.6 Delivery of Documents at the Closing. Seller will have delivered and furnished to Purchaser at Closing (as hereinafter defined) all of the documents set forth in Section 5.5 hereof.

         7.7 No Proceeding or Litigation. No action, suit, or proceeding before any court (other than suits seeking monetary damages only and in the aggregate sum of less than $10,000) and no governmental or regulatory authority will have been commenced and be continuing, and no investigation by any governmental or regulatory authority will have been commenced and be continuing, and no action, investigation, suit, or proceeding will be threatened at the time of Closing (as hereinafter defined), against Seller, the Company, ShoLodge or Purchaser or any of their affiliates, associates, officers, or directors, seeking to restrain, prevent, or change this purchase, questioning the validity or legality of this purchase, or seeking damages in connection with this purchase.

         7.8 Assets. At the consummation of the Closing (as hereinafter defined), the Company (i) will own all rights as franchisor under the franchise agreements for all "GuestHouse" lodging facilities, (ii) will own all trademarks, service marks and other intellectual property used in connection with the franchising and operation of "GuestHouse" lodging facilities, (iii) will own the "Advertising Fund" as defined in the franchise agreements described in (i) above, and (iv) will own the Pre-Closing Accounts Receivable.

         7.9 Liabilities. At the consummation of the Closing (as hereinafter defined), the only liabilities of the Company will be the obligations of the Company under the franchise agreements as described in part
(i) of Section 7.8 above and the Pre-Closing Expenses (which shall be the responsibility of the Seller as specified in Section 1.3 hereof).

         7.10 Employees. At the consummation of the Closing (as hereinafter defined), the Company will have no employees and will have no liabilities or obligations whatsoever for any previous employees of the Company.


PAGE 9 - PURCHASE AND SALE AGREEMENT

Section 8. Conditions Precedent to the Obligations of Seller. The obligations of Seller under this Agreement are subject to the satisfaction, at or before the Closing (as hereinafter defined), of each of the following conditions:

         8.1 Representations and Warranties; Performance. Each of the representations and warranties made by ShoLodge and Purchaser herein will be true and correct in all material respects as of the Closing (as hereinafter defined) with the same effect as though made at that time except for changes contemplated, permitted or required by this Agreement; ShoLodge and Purchaser will have performed and complied with all material agreements, covenants, and conditions required by this Agreement to be performed and complied with by them prior to the Closing (as hereinafter defined); and Seller will have received, at the Closing (as hereinafter defined), a certificate of ShoLodge and Purchaser, signed by an officer of ShoLodge and a Manager of Purchaser and, stating that each of the representations and warranties made by ShoLodge and Purchaser herein is true and correct in all material respects as of the Closing (as hereinafter defined) except for changes contemplated, permitted, or required by this Agreement and that ShoLodge and Purchaser have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing (as hereinafter defined).

         8.2 No Proceeding or Litigation. No action, suit, or proceeding before any court (other than suits seeking monetary damages only and in the aggregate sum of less than $10,000) and no governmental or regulatory authority will have been commenced and be continuing, and no investigation by any governmental or regulatory authority will have been commenced and be continuing, and no action, investigation, suit, or proceeding will be threatened at the time of Closing (as hereinafter defined), against Seller, the Company, ShoLodge or Purchaser or any of their affiliates, associates, officers, or directors, seeking to restrain, prevent, or change this purchase, questioning the validity or legality of this purchase, or seeking damages in connection with this purchase.

         8.3 Corporate Action. ShoLodge will have furnished to Seller a copy, certified by an officer of ShoLodge, of the resolutions of ShoLodge authorizing the execution, delivery, and performance of this Agreement, and Purchaser will have furnished to Seller a copy, certified by a Manager of Purchaser, of the resolutions of Purchaser authorizing the execution, delivery, and performance of this Agreement.

         8.4 Acquisition of the Capital Stock of the Company by Seller. Seller shall have acquired all of the capital stock of the Company.

Section 9.        Closing.

         9.1 Time, Place, and Manner of Closing. Unless this Agreement has been terminated and this purchase has been abandoned pursuant to the provisions of Section 10, the closing ("Closing") will be held on or before May 1, 2002, at the offices of McRae & Bisbee, LLP at Suite 800, One Georgia Center, 600 W. Peachtree Street, Atlanta, Georgia 30308, or such other place as the parties may agree, concurrently with the closing pursuant to the Purchase and Sale Agreement, or as soon thereafter as practicable, but not later than June 30, 2002; provided, however, that in no event shall the Closing occur prior to the satisfaction or waiver of all of the various conditions precedent to the Closing set forth herein. At the Closing the parties to this Agreement will exchange certificates and other documents in order to determine whether the terms and conditions of this Agreement have been satisfied. Upon the determination of each party that its conditions to consummate this purchase have been satisfied or waived, Seller shall deliver to Purchaser the certificates evidencing the GHI Shares, duly endorsed for transfer as Purchaser shall direct, ShoLodge shall cause Purchaser to deliver to Seller the Purchase Price, and the parties shall execute and deliver to the other such other documents as are otherwise provided for in this Agreement or as shall reasonably be necessary or appropriate to carry out the purposes of this Agreement. After the Closing, Seller, ShoLodge and Purchaser will


PAGE 10 - PURCHASE AND SALE AGREEMENT
execute, deliver, and acknowledge all such further instruments and will perform all such other acts as the other party may reasonably request to effectively transfer the GHI Shares and otherwise to carry out the purposes of this Agreement. The provisions of this Section 9.1 shall survive the Closing.

         9.2 Consummation of Closing. All acts, deliveries, and confirmations comprising the Closing, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery, or confirmation of the Closing and none of such acts, deliveries, or confirmations shall be effective unless and until the last of the same shall have occurred.

         9.3 Closing in Escrow. The provisions of Sections 9.1 and 9.2 to the contrary notwithstanding, the parties shall consummate the Closing in escrow no later than one business day prior to the closing pursuant to the Purchase and Sale Agreement, on escrow terms and conditions as set forth in that certain Escrow Agreement, the form of which is attached hereto as EXHIBIT "A", and by this reference made a part hereof ("Escrow Agreement"), which shall be executed and delivered by Seller, ShoLodge, Purchaser and Escrow Agent at the escrow closing, effective as of the date of the closing pursuant to the Purchase and Sale Agreement and with the successful consummation of the conveyance of the GHI Shares to Seller pursuant to the Purchase and Sale Agreement and the lack of any material changes with regard to the satisfaction of the conditions as described in Sections 7 and 8 being the only escrow conditions. At the escrow closing, ShoLodge shall cause Purchaser to deliver the Purchase Price into escrow with Escrow Agent, and Escrow Agent shall have received and shall have confirmed to Seller the receipt of, the Purchase Price, in accordance with the terms of the Escrow Agreement.

         9.4 Costs. Purchaser shall be responsible for and will bear all of its own costs and expenses (including, without limitation, any broker's or finder's fees payable to any party claiming by, through or under Purchaser, its due diligence costs and the expenses of its representatives) incurred at any time in connection with this Agreement and the consummation of the transaction contemplated hereby. Seller shall be responsible for and will bear all of its own costs and expenses (including, without limitation, any broker's or finder's fees payable to any party claiming by, through or under Seller and the expenses of its representatives) incurred at any time in connection with this Agreement and the consummation of the transaction contemplated hereby.

Section 10.       Termination and Default.

         10.1 Termination upon Failure to Satisfy Conditions. If, pursuant to the provisions of Section 7 or 8 of this Agreement, Seller or Purchaser is not obligated at the Closing to consummate this Agreement, then the party who is not so obligated may terminate this Agreement, effective immediately upon written notice thereof to the other party, whereupon all rights and obligations of the parties hereunder shall terminate for all purposes except for those rights and obligations which specifically are recognized in this Agreement to survive any termination of this Agreement.

         10.2 Default. In the event of a breach by any party of any of its obligations under this Agreement which is not well and fully cured, to the reasonable satisfaction of the non-defaulting party, within two (2) business days after specific written notice thereof by the non-defaulting party, the non-defaulting party shall have the right, effective immediately upon written notice thereof to the defaulting party, to terminate this Agreement (if the Closing has not theretofore occurred) and to pursue any and all rights at law or in equity against the defaulting party with regard to such default. Further, and without limiting the foregoing, should Seller or Purchaser breach any representation or warranty set forth in this Agreement, then the other party shall have and may pursue such remedies as are available at law or in equity for such breach, including, without limitation, an action for damages.


PAGE 11 - PURCHASE AND SALE AGREEMENT

Section 11.       Miscellaneous Provisions.

         11.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by Seller, ShoLodge and Purchaser.

         11.2     Waiver of Compliance: Consents

                  11.2.1 Any failure of any party to comply with any obligation, covenant, agreement, or condition herein may be waived by the party entitled to the performance of such obligation, covenant, or agreement or who has the benefit of such condition, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                  11.2.2 Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent will be given in a manner consistent with the requirements for a waiver of compliance as set forth above.

         11.3 Notices. All notices, requests, demands, and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by hand or by commercial courier or two days after being mailed by certified or registered mail, return receipt requested, with postage prepaid:

         If to Seller, before or after the          Copy to:
         Closing, to:                               James W. McRae, Esq.
         Suburban Franchise Holding Company, LLC    McRae & Bisbee, LLP
         c/o AFRO Realty Services, LLC              Suite 800
         Building 12                                One Georgia Center
         4200 Northside Parkway                     600 W. Peachtree Street
         Atlanta, Georgia 30327                     Atlanta, Georgia 30308
         Attention: William B. Hargett

or to such other person or address as Seller furnishes to Purchaser pursuant to the above.

         If to ShoLodge, before or after the        Copy to:
         Closing, to:                               Patrick L. Alexander, Esq.
         ShoLodge, Inc.                             Boult, Cummings, Conners &
         130 Maple Drive North                      Berry, PLC
         Hendersonville, Tennessee 37075            414 Union Street, Suite 1600
         Attention: Jim Grout, Executive            Nashville, Tennessee 37219
                    Vice President

or to such other address as ShoLodge furnishes to Seller pursuant to the above.

         If to Purchaser, before or after the       Copy to:
         Closing, to:                               Patrick L. Alexander, Esq.
         GuestHouse Franchise Systems, LLC          Boult, Cummings, Conners &
         130 Maple Drive North                      Berry, PLC
         Hendersonville, Tennessee 37075            414 Union Street, Suite 1600
         Attention: Jim Grout, Executive            Nashville, Tennessee 37219
                    Vice President

or to such other address as Purchaser furnishes to Seller pursuant to the above.

The provisions of this Section 11.3 shall survive the Closing or any termination of this Agreement.


PAGE 12 - PURCHASE AND SALE AGREEMENT

         11.4 Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

         11.5 Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealings between the parties respecting the subject matter of this Agreement.

         11.6 Agreement Binding. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

         11.7 Attorney Fees. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

         11.8 Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday, or legal holiday. Time is of the essence of this Agreement and of all rights and obligations of the parties hereunder.

         11.9 Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require.

         11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard to conflicts of laws principles.

         11.11 Arbitration. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

         11.12 Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

         11.13 Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

         11.14 Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

         11.15 Counterparts. This Agreement shall be executed in several counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


PAGE 13 - PURCHASE AND SALE AGREEMENT

         11.16 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

IN WITNESS WHEREOF, Seller, ShoLodge and Purchaser have caused this Agreement to be executed, sealed and delivered, by their respectively duly authorized and empowered officers or managers, as of the day and date first above written.

"Seller"                                   "ShoLodge"

SUBURBAN FRANCHISE HOLDING COMPANY, LLC    SHOLODGE, INC.
a Georgia limited liability company        a Tennessee corporation



By: /s/                   (SEAL)           By: /s/
   -----------------------                    -----------------------
Its: Manager                               Its: E.V.P.

                                                           (CORPORATE SEAL)


                                           "Purchaser"

                                           GuestHouse Franchise Systems, LLC
                                           a Tennessee limited liability company



                                           By: /s/                   (SEAL)
                                              -----------------------
                                           Its: E.V.P.


PAGE 14 - PURCHASE AND SALE AGREEMENT

                                   Exhibit "A"

                                ESCROW AGREEMENT


THIS ESCROW AGREEMENT (the "Agreement") is made as of the ___ day of _____, 2002, by and among SUBURBAN FRANCHISE HOLDING COMPANY, LLC, a Georgia limited liability company ("Seller"), SHOLODGE, INC., a Tennessee corporation, and GUESTHOUSE FRANCHISE SYSTEMS, LLC, a Tennessee limited liability company (together, "Purchaser") and FIDELITY NATIONAL TITLE INSURANCE COMPANY ("Escrow Agent") (Seller and Purchaser being herein sometimes referenced individually as "Party" or together as "Parties).

                                    RECITALS:

WHEREAS, Seller and Purchaser have entered into a certain Purchase and Sale Agreement (the "Purchase Agreement") dated as of April 19, 2002, a copy of which is attached as Exhibit "A" hereto and by this reference incorporated herein; and

WHEREAS, in connection with the escrow closing, as provided for in the Purchase Agreement, Seller and Purchaser have requested Escrow Agent to receive the Purchase Price (as defined in the Purchase Agreement) in the amount of One Million Three Hundred Fifty Thousand and No/100 Dollars ($1,350,000.00) in current federal funds and certain documents, as hereinbelow described, to be held in escrow and paid and delivered in accordance with the terms and conditions of this Escrow Agreement.

NOW, THEREFORE, in consideration of the above recitals, the mutual promises set forth herein and other good and valuable consideration, the Parties agree as follows:

1. ESCROW AGENT. Escrow Agent hereby agrees to act as Escrow Agent in accordance with the terms and conditions of this Agreement.

2.       RECEIPT OF PURCHASE PRICE AND DOCUMENTS.
         By its execution of this Agreement, Escrow Agent hereby acknowledges its receipt, pursuant to the Purchase Agreement, of the Purchase Price paid by Purchaser and the following documents (collectively, the "Documents"):

         a.       The Certificate of Seller as described in Sections 1.1.3 and
                  7.1 of the Purchase Agreement delivered by Seller;

         b. The Legal Opinion as described in Section 7.3 of the Purchase Agreement delivered by Seller;

         c. The corporate documentation as described in Section 7.4 of the Purchase Agreement delivered by Seller; and

         d. The Certificates of Purchaser as described in Sections 1.4.2 and 8.1 of the Purchase Agreement delivered by Purchaser.

3. HOLDING OF PURCHASE PRICE AND DOCUMENTS. The Purchase Price and the Documents received by Escrow Agent shall be held in escrow by Escrow Agent in strict adherence to the terms and provisions of this Agreement. Escrow Agent shall not be responsible for the contents, legality, enforceability, binding effect or authorization of any of the Documents. To the contrary, Escrow Agent's responsibility pursuant to this Agreement shall be limited to serving in a ministerial capacity to assure that the Purchase Price is paid and the Documents are delivered only in accordance with the requirements of this Agreement.

4.       PAYMENT OF PURCHASE PRICE AND DELIVERY OF DOCUMENTS.

         a. In the event of written confirmation (i) by Seller to Escrow Agent of the satisfaction of the following: (a) consummation of the closing pursuant to the Purchase and Sale Agreement (as defined in the Purchase Agreement) and (b) the delivery to Purchaser by Seller of the Certificate, as described in Section 1.1.1 of the Purchase Agreement and (ii) by Purchaser to Escrow Agent of the delivery by Seller to Purchaser, or the arrangement satisfactory to Purchaser in Purchaser's discretion for delivery to Purchaser, of the Certificate described in Section 1.1.1 of the Purchase Agreement and the evidence that the "Third Anniversary Payment" has been paid in full, as described in Section 1.1.2 of the Purchase Agreement, Escrow Agent at the time of the Closing shall pay the Purchase Price to Seller and shall deliver the Documents in accordance with the following:

                  1. The documents listed in Section 2. a, b and c hereof shall be delivered to Purchaser; and

                  2. The document listed in 2. d hereof shall be delivered to Seller.

         b. In the event (a) consummation of the closing pursuant to the Purchase and Sale Agreement (as defined in the Purchase Agreement) and (b) the delivery, or the arrangement for delivery, to Purchaser by Seller of the Certificate, as described in Section 1.1.1 of the Purchase Agreement and the evidence that the "Third Anniversary Payment" has been paid in full, are not satisfied by May 8, 2002, and Escrow Agent has not received the written confirmation from Seller and Purchaser with regard thereto, as contemplated by
Section 4.a hereof, then within five (5) business days from and after May 8, 2002, Escrow Agent shall return the Purchase Price to Purchaser and shall deliver the Documents in accordance with the following:

                  1. The documents listed in Section 2. a, b and c hereof shall be delivered to Seller; and

                  2. The document listed in Section 2. d hereof shall be delivered to Purchaser.

5. DISPUTES. Escrow Agent shall have no responsibility to make an investigation or determination of any facts underlying such notices or as to whether any conditions upon which the Purchase Price is to be paid and the Documents are to be delivered have been fulfilled or not fulfilled. In the event any conflicting notices are given to Escrow Agent by the Parties to this Agreement, Escrow Agent is authorized to pay the Purchase Price and to deliver the Documents to a court of competent jurisdiction for a determination as to the proper payment of the Purchase Price and the delivery of said Documents. In such event, the Escrow Agent shall be entitled to file a claim in the proceeding for all of its costs and counsel fees.

6. FEES, CHARGES AND/OR OTHER EXPENSES. Escrow Agent shall charge for its services hereunder in accordance with a schedule of which is attached as Exhibit "B" hereto and by this reference incorporated herein. Unless otherwise directed, such fees shall be shared equally between Purchaser and Seller. All fees, charges and expenses are due and payable within ten (10) business days after the receipt by the Parties hereto of statements from Escrow Agent relative thereto. Escrow Agent shall not be required to advance its own funds for any purpose; provided that any such advance, made at its option, shall be promptly reimbursed by the Party for whom it is advanced, and such optional advance shall not be an admission of liability on the part of the Escrow Agent.

7. PERFORMANCE OF DUTIES. In performance any of its duties under this Agreement, or upon the claimed failure to perform its duties hereunder, Escrow Agent shall not be liable to anyone for damages, losses or expenses which may occur as a result of Escrow Agent so acting, or failing to act; provided, however, Escrow Agent shall be liable for damages arising out of its willful default or gross negligence under this Agreement. Accordingly, Escrow Agent shall not incur any such liability with respect to (i) any good faith act or omission upon advice of its counsel given with respect to any questions relating to the duties and responsibilities of Escrow Agent hereunder, or (ii) any good faith act or omission in reliance upon any document, including any written notice or instructions provided for in this Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the proper person or persons and to conform with the provisions of this Agreement.

8. LIMITATIONS OF LIABILITY. Escrow Agent shall not be liable for any loss or damage from the following:

         a.       The effect of the transaction underlying this Agreement;

         b. The default, error, act or failure to act by any Party to this Agreement;

         c. Any revocation or recision of any of the Documents or any termination of the legal existence of the entity executing any of the Documents, prior to the delivery thereof by Escrow Agent pursuant to the provisions of this Agreement; or

         d. Escrow Agent's compliance with any legal process, including, but not limited to, subpoena, writs, orders, judgments and decrees of any court, whether issued with or without jurisdiction and whether or not subsequently vacated, modified, set aside or reversed.

9. INDEMNIFICATION. Purchaser and Seller hereby agree to indemnify Escrow Agent and to hold Escrow Agent harmless from all damages, costs, claims, and expenses arising from the performance of its duties as Escrow Agent hereunder, including reasonable attorneys fees, except for those damages, costs, claims and expenses resulting from the gross negligence or willful misconduct of Escrow Agent.

10.      TERMINATION. This Agreement shall terminate upon the first to occur of:

         a. The payment by Escrow Agent of the Purchase Price and the delivery by Escrow Agent of all of the Documents held by Escrow Agent pursuant to the provisions of this Agreement; or

         b.       The joint written consent of Purchaser and Seller.

11. PAYMENT OF PURCHASE PRICE AND DELIVERY OF DOCUMENTS. The payment of the Purchase Price and the delivery of the Documents held in escrow by Escrow Agent in accordance with the terms, conditions and provisions of this Escrow Agreement or pursuant to a written consent thereto by the Parties shall fully and completely discharge and exonerate Escrow Agent from any and all future liability or obligation of any nature or character at law or in equity to the Parties hereto or relating to this Agreement.

12. NOTICES. Notices required hereunder shall be in writing, and shall be addressed to the Parties as follows:

         To Seller:        Suburban Franchise Holding Company, LLC
                           c/o AFCO Realty Services, LLC
                           Building 12
                           4200 Northside Parkway
                           Atlanta, Georgia 30327
                           Attention: William B. Hargett
                           Fax No.: 404/233-6823

         With a copy to:   McRae & Bisbee, LLP
                           Suite 800
                           One Georgia Center
                           600 W. Peachtree Street, NW
                           Atlanta, Georgia 30303
                           Attention: James W. McRae, Esq.
                           Fax No.: 404/873-1010

         To Purchaser:     ShoLodge, Inc.
                           130 Maple Drive North
                           Hendersonville, Tennessee 37075
                           Attention: Jim Grout, Executive Vice President
                           Fax No.: 615/264-1758

                           And

                           GuestHouse Franchise Systems, LLC
                           130 Maple Drive North
                           Hendersonville, Tennessee 37075
                           Attention: Jim Grout, Executive Vice President Fax No.: 615/264-1758

         With a copy to:   Patrick L. Alexander, Esq.
                           Boult, Cummings, Conners & Berry, PLC
                           414 Union Street, Suite 1600
                           Nashville, Tennessee 37219
                           Fax No.: 615/252-6362

         To Escrow Agent:  Fidelity National Title Insurance Company
                           Suite 1695
                           200 Galleria Parkway
                           Atlanta, Georgia 30339
                           Attention: Kevin W. Wood
                           Fax No.: 770/850-8222

13. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties' respective successors and assigns.

14. GEORGIA LAWS. This Agreement shall be governed by and construed in accordance with the Laws of Georgia.

                                   EXHIBIT "A"

                      [COPY OF PURCHASE AND SALE AGREEMENT]

                                   EXHIBIT "B"

                             [FEES OF ESCROW AGENT]


Escrow Agent shall be paid a fee of Five Hundred and No/100 ($500.00) Dollars upon the execution of this Agreement as its Fee for services performed hereunder.